Exhibit 99.1

For more information, contact:

Katharine Raymond or Suellen Vann

Acxiom Corporation

(501) 252-3545 or (501) 252-0263

EACXM

For Silver Lake:

Matt Benson/Elizabeth Hanahan

Sard Verbinnen & Co

415-618-8750

For ValueAct Capital:

George Hamel

(415) 362-3700

Acxiom Agrees to Be Acquired

by Silver Lake and ValueAct Capital for $3.0 Billion

LITTLE ROCK, Ark. – May 16, 2007 – Acxiom® Corporation (Nasdaq: ACXM; www.acxiom.com) announced today that it has entered into a definitive agreement to be acquired by Silver Lake, the leading investment firm focused on large-scale investments in technology-driven growth industries, and ValueAct Capital, one of the largest investment firms that makes strategic block and control investments in public and private companies. Silver Lake and ValueAct Capital will acquire 100 percent of the outstanding equity interests in the company in an all-cash transaction valued at $3.0 billion, including the assumption of approximately $756 million of debt.

Under the terms of the agreement, Acxiom stockholders will receive $27.10 in cash for each outstanding share of stock. This represents a premium of approximately 14 percent over the closing share price on May 16, 2007, the last trading day before disclosure of the agreement with Silver Lake and ValueAct Capital with respect to the acquisition of the company and a premium of approximately 20 percent per share over Acxiom’s average closing price per share during the 30 trading days ended May 16, 2007.

A special committee of the board made up of four independent directors was responsible for managing the process and retained independent legal and financial advisors to assist it in connection with its deliberations. Based on the unanimous recommendation of the special committee, the board of directors approved the merger agreement and recommended to Acxiom’s stockholders that they vote in favor of the transaction.

The merger agreement provides that Acxiom may solicit and entertain proposals from other companies during the next 60 days. In accordance with the agreement, the board of directors of Acxiom, through the special committee and with the assistance of its independent advisors, intends to actively solicit other proposals during this period. The transaction is expected to close in the next three to four months and is subject to approval by the company's stockholders, regulatory approvals and other customary closing conditions. Silver Lake and ValueAct Capital have received customary debt financing commitments from third-party financing sources.

“We are pleased to reach this agreement because it gives us an opportunity to deliver excellent value to Acxiom’s shareholders,” said Charles D. Morgan, Acxiom’s chairman and chief executive officer. “We believe this deal will benefit our clients, our associates and our industry.”

Morgan said that “ValueAct Capital has consistently contributed valuable strategic insights to our business over the past four years, and Jeffrey Ubben, ValueAct Capital’s managing partner, has provided further leadership since August 2006 as a member of our Board of Directors. Silver Lake is the premier investment firm in the technology sector, and their deep domain expertise makes them an outstanding partner for Acxiom.”

“Clearly, we at ValueAct Capital have been an investor in Acxiom for several years because we are attracted by the foundation that Charles and his team have put in place, and we continue to believe in the company,” Ubben said.

“We see Acxiom as the clear leader in technology-enabled marketing solutions,” said Michael Bingle, a managing director of Silver Lake. “We believe that through continued investments in its technology, people and customer relationships, Acxiom will build on its history of innovation and industry leadership.”

Stephens Inc. and Merrill Lynch & Co. are acting as financial advisors to the special committee of the Acxiom Board of Directors and each have a delivered a fairness opinion. Other parties interested in making a proposal are directed to contact the special committee's financial advisors, Michael Costa of Merrill Lynch and Noel Strauss of Stephens. UBS Securities LLC is acting as financial advisor and providing financing to Silver Lake and ValueAct Capital in connection with the transaction.

Acxiom will hold a conference call at 6:45 p.m. CDT today to discuss the agreement. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through www.acxiom.com. To listen to the live call, please go to the website at least five minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call.

About Acxiom

Acxiom Corporation (Nasdaq: ACXM; www.acxiom.com) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom's innovative solutions are Customer Data Integration (CDI) technology, data products, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia, China and Canada. For more information, visit www.acxiom.com.

About Silver Lake

Silver Lake is the leading investment firm focused on large scale investments in technology, technology-enabled, and related growth industries. Silver Lake seeks to achieve superior returns by investing with the strategic insight of an experienced industry participant, the operating skill of a world-class manager and the financial expertise of a disciplined private equity investor. Silver Lake's mission is to function as a value-added partner to the management teams of the world's leading technology franchises. Its portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Business Objects, Flextronics, Gartner, Instinet, IPC Systems, MCI, NASDAQ, Network General, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

About ValueAct Capital ®

ValueAct Capital, with offices in San Francisco and Boston and more than $5 billion in investments, seeks to make active strategic-block value investments in a limited number of companies. The principals have demonstrated expertise in sourcing investments in companies they believe to be undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital.

Additional Information and Where to Find It

In connection with the proposed transaction, Acxiom will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF ACXIOM ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, 72202 (501-342-3545). In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC's web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction, which may be different than those of Acxiom stockholders generally. Information regarding the interests of such directors and executive officers is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC's web site at

http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, 72202 (501-342-3545).

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements based on the current expectations of Acxiom’s management. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Acxiom and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements as set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Acxiom’s ability to control or predict. Acxiom undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.